Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, N.Y. 10017-3954

(212) 455-2000

Facsimile (212) 455-2502

October 22, 2010

Graham Packaging Company, L.P.

GPC Capital Corp. I

2401 Pleasant Valley Road

York, Pennsylvania 17402

Ladies and Gentlemen:

We have acted as counsel to Graham Packaging Company, L.P., a Delaware limited partnership (the “Company”), and GPC Capital Corp. I, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to the affiliates of the Company listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, relating to the issuance by the Issuers of $253,378,000 aggregate principal amount of 8 1/4% Senior Notes due 2017 (the “2017 Exchange Securities”), the issuance by the Issuers of $250,000,000 aggregate principal amount of 8 1/4% Senior Notes due 2018 (the “2018 Exchange Securities” and, together with the 2017 Exchange Securities, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 24, 2009, as supplemented (the “2017 Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) and an indenture dated as of September 23, 2010 (together with the 2017 Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee. The 2017 Exchange Securities will be offered by the Issuers in exchange for $253,378,000 aggregate

Graham Packaging Company, L.P. GPC Capital Corp. I	October 22, 2010

principal amount of their outstanding 8 1/4% Senior Notes due 2017 that were issued on November 24, 2009, and the 2018 Exchange Securities will be offered by the Issuers in exchange for $250,000,000 aggregate principal amount of their outstanding 8 1/4% Senior Notes due 2018 that were issued on September 23, 2010.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued,

Graham Packaging Company, L.P. GPC Capital Corp. I	October 22, 2010

the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the Commonwealth of Pennsylvania and the State of California, we have relied upon the opinions of Blank Rome LLP dated the date hereof, which are being filed as exhibits to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Utah, we have relied upon the opinion of Jones Waldo Holbrook & McDonough PC dated the date hereof, which is being filed as an exhibit to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Ohio, we have relied upon the opinion of Frost Brown Todd LLC dated the date hereof, which is being filed as an exhibit to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and, to the extent set forth herein, the law of the States of Pennsylvania, California, Utah and Ohio.

Graham Packaging Company, L.P. GPC Capital Corp. I	October 22, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

GUARANTOR	STATE OF INCORPORATION OR FORMATION

Graham Packaging Holdings Company	Pennsylvania

GPC Sub GP LLC	Delaware

Graham Packaging Latin America, LLC	Delaware

Graham Packaging Poland, L.P.	Pennsylvania

Graham Recycling Company, L.P.	Pennsylvania

Graham Packaging France Partners	Pennsylvania

Graham Packaging West Jordan, LLC	Utah

Graham Packaging Acquisition Corp.	Delaware

Graham Packaging Plastic Products Inc.	Delaware

Graham Packaging PET Technologies Inc.	Delaware

Graham Packaging Regioplast STS Inc.	Delaware

Graham Packaging International Plastic Products Inc.	Delaware

Graham Packaging Leasing USA LLC	Delaware

Graham Packaging Comerc USA LLC	Delaware

Graham Packaging Controllers USA LLC	Delaware

Graham Packaging Technological Specialties LLC	Delaware

Graham Packaging Minster LLC	Ohio

GPACSUB LLC	Delaware

Graham Packaging GP Acquisition LLC	Delaware

Graham Packaging LP Acquisition LLC	Delaware

CPG-L Holdings, Inc.	Delaware

Liquid Container Inc.	Delaware

Graham Packaging LC, L.P.	Delaware

Graham Packaging PX Company	California

Graham Packaging PX Holding Corporation	Delaware

Graham Packaging PX, LLC	California

WCK-L Holdings, Inc.	Delaware